Exhibit 10-s

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 6, 2005 by and among (i) Analysts International Corp., a Minnesota corporation (“Buyer”); (ii) WireSpeed Networks LLC, an Ohio limited liability company (“Seller”); and (iii) Mark Handermann and Greg Paulson (the “Principals”).

INTRODUCTION:

A. Seller operates a technology solutions services business (the “Business”) principally engaged in the delivery of services and sale of products with respect to the IP telephony and wireless systems of Cisco Systems, Inc. (“Cisco”).

B. Buyer desires to purchase substantially all of the assets (other than the Excluded Assets, as defined below) used in the operation of the Business, and to assume certain liabilities in connection therewith, and Seller desires to sell and transfer all of such assets and liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth.

C. The Principals own a majority of the issued and outstanding equity interests of Seller, and each such Principal owns his Intangible Assets (as defined below).

D. Buyer desires to purchase the Intangible Assets from each Principal, and each Principal desires to sell and transfer the Intangible Assets, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENTS:

In consideration for the mutual agreements and covenants set forth below, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Certain Definitions. Capitalized terms not defined elsewhere in this Agreement, in Annex A or in the Schedules attached to this Agreement have the meanings set forth below:

(a) “Acquired Business Revenues” means any revenues from any company, business or business unit acquired by Buyer or its Subsidiaries after the Closing Date.

(b) “Acquiring Company Business Revenues” means any revenues from any company that acquires Buyer, the Subsidiaries of such acquiring company, or any company, business or business unit that such acquiring company or its Subsidiaries acquires after the Closing Date.

(c) “Applicable Percentage” for each of the Principals means 100%, provided, however, that if a Principal’s employment with Buyer or its Subsidiaries is terminated for any reason other than a termination for the convenience by Buyer or it Subsidiaries in accordance with Section 4.2(d) of such Principal's Employment Agreement, then for the first day of the Computation Period in which such termination occurs and thereafter, such Principal’s Applicable Percentage will be zero percent (0%).

(d) “Assets” means the Purchased Assets and the Intangible Assets.

(e) “Assigned Contracts” means those Contracts identified on Schedule A or the attachments thereto.

(f) “Closing Date Adjusted Balance Sheet” means an unaudited balance sheet of the Business with respect to the Purchased Assets and Assumed Liabilities as of the Closing Date. The Closing Date Adjusted Balance Sheet shall be prepared on the basis of accrual accounting and GAAP; provided, however, that the Closing Date Adjusted Balance Sheet shall not include any asset not included in the Purchased Assets or any Liability not included in the Assumed Liabilities, even if such other assets or Liabilities were reflected in the Financial Statements.

(g) “Computation Period” means each twelve fiscal month period ending on Buyer’s fiscal year end, provided, however, that the first Computation Period shall commence immediately after the Closing Date and end on Buyer’s 2005 fiscal year end.

(h) “Computation Statement” means any written statement substantially in the form attached as Exhibit B prepared by Buyer and delivered to Principals, in the case of a Contingent Payments, or to Seller, in the case of Purchased Assets Purchase Price Adjustment, or by Seller to Buyer in accordance with Section 3.4(a), computing in reasonable detail a Contingent Payment or a Purchased Asset Purchase Price Adjustment in accordance with the terms of this Agreement and Exhibit B.

(i) “Contingent Payment Period” means a period commencing after the Closing Date and continuing through the end of the Buyer’s 2008 fiscal year end.

(j) “Cumulative Distributions” means the total, cumulative amounts paid (i) under Section 3.5(b) in prior Computation Periods plus (ii) under Sections 3.4 or 3.5(d) in the current or prior Computation Periods.

(k) “Cumulative Qualified Earnings” means the total, cumulative Qualified Earnings during the Contingent Payment Period.

(l) “Disagreement Notice” means any written statement substantially in the form attached hereto as Exhibit C prepared by a party (or both Principals in the case of Contingent Payments) receiving a Computation Statement setting forth in reasonable detail such recipient’s or recipients’ disagreement with a Computation Statement, or any other disagreement regarding any claim that any Contingent Payment is due and owing to any of the Principals, that a Purchased Assets Purchase Price Adjustment is not proper. As contemplated by Exhibit C, such Disagreement Notice shall identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement.

(m) “Independent Accountant” means any independent accountant that shall be a firm of independent accountants mutually agreed to by Seller and the Buyer that is not and has not been within the prior three years a regular auditor of Seller or Buyer.

(n) “Net Asset Value” means an amount equal to (i) the aggregate book value of the Purchased Assets reflected on the Closing Date Adjusted Balance Sheet, less (ii) the aggregate book value of the Assumed Liabilities reflected on the Closing Date Adjusted Balance Sheet.

(o) “Net Asset Value Adjustment” means an amount equal to (i) the Net Asset Value as reflected on the Closing Date Adjusted Balance Sheet less (ii) $250,000.

(p)  “Qualified Earnings” means for each Computation Period during the Contingent Payment Period, an amount equal to (i) all Qualified Revenues during such Computation Period, less (ii) all Qualified Expenses during such Computation Period.

(q) “Qualified Expenses” means the following costs paid or accrued: (i) all costs of all personnel of Buyer or its Subsidiaries performing the Qualified Services, including, without limitation, all compensation, benefits, and incidental expenses allocable to performance of the Qualified Services; (ii) all amounts paid or payable to subcontractors performing the Qualified Services; (iii) fully-loaded costs of goods sold of any Qualified Product Sales; (iv) Recruiting Charges; and (v) any and all expenses associated with the creation or anticipated creation of revenue including, but not limited to, advertising, marketing, facility expenses, office and office products costs and salaries of managers and other administrative sales and recruiting resources dedicated in whole or in part to the generation of Qualified Revenues, but excluding corporate overhead and acquisition costs, if any. If personnel are partially dedicated to the performance of Qualified Services, the Controller of Buyer and Seller shall negotiate to determine the appropriate percentage of that expense to be included in Qualified Expenses. The Controller of Buyer shall determine whether or not an expense is a Qualified Expense, subject to the rights of the Seller under Section 3.6 of this Agreement.

(r) “Qualified Product Sales” means all (i) products, except Storage Related Products, sold by Cisco and resold by Buyer; and (ii) products, except Storage Related Products, of Cisco and other manufacturers sold by Buyer in connection with an engagement to install IP telephony, basic switch routing, security, wireless infrastructure or to provide consulting services in these areas, in each case during the Contingent Payment Period.

(s) “Qualified Revenues” means (i) each item of revenue actually collected by Buyer or its Subsidiaries from the rendition of Qualified Services, and (ii) each item of revenue actually collected from Qualified Product Sales. Qualified Revenues includes all Acquired Business Revenues, but does not include Acquiring Company Business Revenues.

(t) “Qualified Services” means all Cisco product, except Cisco Storage Related Products, IP telephony and wireless related services provided to Buyer’s clients and performed by personnel of or subcontractors to Buyer, or its Subsidiaries, in each case during the Contingent Payment Period.

(u) “Recruiting Charges” means, unless otherwise negotiated and agreed in writing by Seller and Buyer, an amount equal to $4,000 per hire. When special recruiting programs are created by the Buyer or its Subsidiaries to recruit its or their resources required to deliver Qualified Services, the Buyer and the Principals will negotiate the Recruiting Charges appropriate prior to commencement of such special recruiting programs.

(v)  “Storage Related Products” includes hard disk, optical and tape drivers, flash memory, SAN, FAS and NAS systems, tape libraries, fiber channel switches and components, SCSI over IP, and backup and recovery related products.

ARTICLE 2.
PURCHASE OF ASSETS

2.1 Purchase of Purchased Assets.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement, Seller hereby agrees at Closing to assign, sell, transfer, convey, and deliver to Buyer, and Buyer hereby agrees to purchase from Seller at Closing, all of Seller’s rights, title and interest in and to all of its assets, including, but not limited to, those Assigned Contracts and all other assets listed on the attached Schedule A, but excluding the Excluded Assets (the “Purchased Assets”), free and clear of all Liens.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall retain all of its rights, title and interest in and to, and there shall be excluded from sale, assignment or transfer to Buyer hereunder, only those assets set forth on the attached Schedule B (the “Excluded Assets”).

2.2 Assumption of Assumed Liabilities.

(a) Assumed Liabilities. At Closing, Buyer hereby agrees to assume and fully perform, pay, and discharge when due, in accordance with the terms thereof, only those Liabilities of Seller set forth on Schedule C (the “Assumed Liabilities”).

(b) No Assumption of Excluded Liabilities. Except as expressly set forth in Section 2.2(a), Buyer shall not assume any Liabilities of the Seller or the Principals of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing sentence, Buyer specifically disclaims assumption of any Liabilities with respect to claims asserted with regard to Seller’s operation of its business prior to or after the date of this Agreement, or any Liabilities out of or relating to relationships and dealings of the Seller or the Principals with third parties, whether under contract or otherwise, or with its employees, customers, vendors, business partners or Principals.

2.3 Purchase of Intangible Assets.

(a) Acknowledgments. It is acknowledged that each Principal owns individually certain intangible assets that are based on and related to each such Principal’s long-standing relationship with key personnel at Cisco and with customers of the Business which have resulted in the generation of a significant amount of ongoing business revenues for Seller (the “Intangible Assets”) and that the Intangible Assets that have been developed by each Principal are personal to each Principal.

(b) Purchase. Subject to the terms and conditions of this Agreement, the Principals hereby agree at Closing to assign, sell, transfer, convey, and deliver to Buyer, and Buyer hereby agrees to purchase from the Principals at Closing, all of the Principal’s rights, title and interest in and to all of the Intangible Assets.

2.4 Cisco and Other Customers. The parties acknowledge that Buyer has or will enter into a new agreement with Cisco in connection with the conduct of the Business by Buyer after Closing, and that Buyer is not assuming Seller’s existing agreement with Cisco. Buyer is assuming certain, but not all of, Seller’s contracts with other customers of Seller. Seller and the Principals covenant and agree (a) to use their best efforts to cause Cisco, as soon as possible after Closing, to enter into new statements of work with Buyer under Buyer’s new agreement with Cisco with respect to all Cisco statements of work with Seller which are pending as of Closing, and (b) to transfer Seller’s and the Principal’s relationships and work flow with Cisco and other customers to Buyer and to cooperate with and assist Buyer in all matters related thereto.

ARTICLE 3.
PURCHASE PRICE AND PAYMENT TERMS

3.1 Purchased Assets Purchase Price. The purchase price (the “Purchased Assets Purchase Price”) for the Purchased Assets shall be an amount equal to the sum of the following, subject to adjustments after Closing as set forth in Section 3.4:

(a) Cash Closing Payment. $1,750,000 (the “Cash Closing Payment”) which shall be paid at Closing pursuant to a wire transfer to a Seller bank account designated by Seller.

(b) Escrow Amount. $650,000 (the “Escrow Amount”), of which:

(i) Cash Escrow Amount. $250,000 (the “Cash Escrow Amount”) shall be paid at Closing pursuant to a wire transfer to the Escrow Agent, and

(ii) Share Escrow Amount. $400,000 (the “Share Escrow Amount”) shall be paid in shares (the “Shares”) of Common Stock of Buyer pursuant to the delivery to the Escrow Agent promptly after Closing of a stock certificate duly registered in Escrow Agent’s name for a number of shares of Buyer Common

Stock equal to the Share Escrow Amount divided by the Average Market Price. At or promptly after Closing, Buyer agrees to instruct its transfer agent to deliver a stock certificate to the Escrow Agent.

(c) Assumed Liabilities. An amount equal to the Assumed Liabilities.

3.2 Intangible Asset Purchase Price. The purchase price for the Intangible Assets payable to each Principal (the “Intangible Assets Purchase Price,” and together with the Purchased Asset Purchase Price, the “Purchase Price”) shall be an amount equal to the Contingent Payments, if any, payable to such Principal in accordance with Section 3.3.

3.3 Contingent Payments. As the Intangible Asset Purchase Price, Buyer agrees to pay to each Principal the Contingent Payments owing, if any, pursuant to the following terms:

(a) Contingent Payments. If at the end of any Computation Period, the Cumulative Qualified Earnings from the Closing Date through the end of such Computation Period exceeds the target set forth below (the “Cumulative Qualified Earnings Target”), then for such Computation Period, each Principal shall be entitled to be paid in accordance with Section 3.3(b) an amount equal to (i) (A) each such Principal’s Applicable Percentage times (B) the Cumulative Qualified Earnings in excess of the applicable Cumulative Qualified Earnings Target times (C) 16.5%, less (ii) any Contingent Payments made in prior Computation Periods to such Principal. Each payment made under this Section 3.3(a), a “Contingent Payment”). The total amount of Contingent Payments paid under this Section 3.3(a) shall not exceed $2,800,000.

Computation Period	Cumulative Qualified Earnings Target
Buyer 2005 Fiscal Year End	$3,880,000
Buyer 2006 Fiscal Year End	$6,130,000
Buyer 2007 Fiscal Year End	$9,580,000
Buyer 2008 Fiscal Year End	$14,800,000

(b) Computation and Payment. Within ninety days after the end of each Computation Period, Buyer shall provide the Principals with a Computation Statement setting forth the Contingent Payments then due and owing for such Computation Period. Within ten business days after acceptance or finalization of the Computation Statement with respect thereto, Buyer shall pay the Contingent Payments then due and owing to the Principals for such Computation Period.

(c) Subordination. Reference is hereby made to that certain Credit Agreement dated as of April 11, 2002, by and among General Electric Capital Corporation, a Delaware corporation, individually as a lender and as agent (“Agent”) and security trustee for the lenders, the other credit parties signatory from time to time thereto, and Buyer, as amended or otherwise modified from time to time (the “Credit Agreement”). The rights of the Principals hereunder are subordinated and subject in right of payment, as set forth below, to the prior payment in full in cash of the Obligations (as defined in the Credit Agreement).

(i) Notwithstanding the terms of the foregoing Section 3.3, the Buyer hereby agrees that it may not make, and each Principal hereby agrees that he will not accept, any payment with respect to the Contingent Payments at any time an Event of Default (as defined in the Credit Agreement) exists under the Credit Agreement or would exist after giving effect to the making of such payment. The Buyer may resume such payments (and may make any such payment missed due to the application of this paragraph) upon a cure or waiver of such Event of Default.

(ii) Until the prior payment in full in cash of the Obligations, (A) each Principal shall have no right for a period of 90 days after written notice to Agent (at the addresses set forth in the Credit Agreement) of the occurrence of a breach or default under this Agreement, to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against Buyer to (1) enforce payment of or to collect the whole or any part of any amount owing or claimed owing to such Principal under Section 3.3 of this Agreement or (2) commence judicial enforcement of any of the rights and remedies under this Agreement or applicable law with respect thereto, and (B) each Principal shall have no right to initiate or participate with others in any action under the provisions of any state or federal law with respect to Buyer, including, without limitation, Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

(iii) In the event a Principal receives any payment in contravention of the terms hereof, such Principal shall hold such funds in trust and promptly turn such funds over to Agent. Each Principal hereby acknowledges and agrees that Agent and Lenders (as defined in the Credit Agreement) are relying on the subordination provisions set forth herein and are third party beneficiaries of such provisions with the right to enforce the terms hereof. The terms of such subordination provisions may not be amended or otherwise modified without the prior written consent of Agent in each instance.

3.4 Adjustments to the Purchased Assets Purchase Price. The Purchased Assets Purchase Price shall be subject to the following adjustments (the “Purchase Asset Purchase Price Adjustments”):

(a) Net Asset Value Adjustment. The Purchased Assets Purchase Price shall be increased or decreased, as the case may be, by an aggregate amount equal to the Net Asset Value Adjustment.

(i) Net Asset Value Adjustment. If the Net Asset Value Adjustment is positive, then the Purchased Assets Purchase Price shall be increased by the amount of the Net Asset Value Adjustment. If the Net Asset Value Adjustment is negative, then the Purchased Assets Purchase Price shall be decreased by the amount of the Net Asset Value Adjustment.

(ii) Computation and Payment. Within thirty days after the Closing Date, Seller shall provide the Buyer with a Closing Date Adjusted Balance Sheet and a Computation Statement setting forth the Net Asset Value Adjustment. Buyer shall have thirty days following the provision of a Closing Date Adjusted Balance Sheet and Computation Statement to review, audit and accept the same. Within ten business days after acceptance of such Computation Statement, (A) Buyer shall pay to Seller the Net Asset Value Adjustment if it is positive, and (B) Buyer shall instruct the Escrow Agent to pay to Buyer the Net Asset Value Adjustment if it is negative.

(iii) Preliminary Net Asset Value Adjustment. Notwithstanding anything to the contrary in this Article, at or before Closing and by mutual written agreement of Seller and Buyer, Seller and Buyer may make an estimate of the Net Asset Value Adjustment, and may make a preliminary adjustment to the Cash Closing Payment based thereon, in which case the computations and payments under this Section 3.4(a)(ii) shall take into account such preliminary adjustment.

(b) Uncollected Receivables Adjustment. The Purchased Assets Purchase Price shall be decreased, if applicable, by an aggregate amount equal to the Uncollected Receivables Adjustment.

(i) Uncollected Receivables Adjustment. If any accounts receivable included in the Purchased Assets are not collected in full within 180 days after the Closing Date (the “Collection Date”), the Purchased Assets Purchase Price shall be reduced by the amount thereof plus any collection costs incurred by Buyer in connection therewith (the “Uncollected Receivable Adjustment”) and any remaining accounts receivable shall be assigned and returned ”as is” and without any representation or warranty to Seller for collection. Buyer agrees to use the same efforts that it customarily uses for its other receivables to collect such accounts receivable prior to the Collection Date.

(ii) Computation and Payment. After the Collection Date, Buyer may provide Seller with a Computation Statement of the Uncollected Receivables Adjustment and Seller shall have ten days to review, audit and accept such Computation Statement. Within ten business days after acceptance of such Computation Statement, Buyer shall direct the Escrow Agent to pay the entire Uncollected Receivables Adjustment to Buyer.

(c) Minimum Qualified Revenues Adjustment. The Purchased Assets Purchase Price shall be decreased, if applicable, by an aggregate amount equal to the Minimum Qualified Revenues Adjustments.

(i) Minimum Qualified Revenues Adjustment. Starting with the Computation Period ending on Buyer’s 2005 fiscal year end, for each such Computation Period during the Contingent Payment Period if the total amount of Qualified Revenue during the twelve fiscal months prior thereto is less than the revenues of Buyer and Seller for 2004 in total that would otherwise meet the definition of Qualified Revenues (which the parties estimate as of the date hereof to be approximately $12,000,000), then the amount of the Purchased Assets Purchase Price shall be reduced by an amount equal to the amount of the Scheduled Periodic Release of the Escrow amount for such Computation Period in which such Qualified Revenues are less than such amount (each such adjustment, a “Minimum Qualified Revenues Adjustment”).

(ii) Computation and Payment. Buyer may provide Seller with a Computation Statement of each Minimum Qualified Revenues Adjustment as part of the Computation Statement to be delivered under Section 3.5(c), which adjustment shall be paid as set forth therein.

3.5 Escrow Amount.

(a) Escrow Agent. At Closing, Seller and Buyer shall enter into an escrow agreement (the “Escrow Agreement”) with a third party escrow agent selected by Buyer (the “Escrow Agent”), whose fees shall be paid by Buyer. The form of such Escrow Agreement, once finalized, shall be attached hereto as Exhibit A. As will be further described in the Escrow Agreement, distributions of the Escrow Amount, with any interest earned thereon, shall be disbursed by the Escrow Agent to Seller or Buyer, as the case may be, within ten days after written instructions provided by Buyer to the Escrow Agent along with a copy thereof to Seller, provided Seller has not timely delivered its Objection Notice (as defined therein). Buyer agrees to issue instructions when and as required under this Agreement.

(b) Periodic Releases. As of the end of each Computation Period commencing for the Computation Period ending on Buyer’s 2005 fiscal year end, Seller shall be entitled to receive from the Escrow Amount an amount equal to the following (the “Scheduled Periodic Releases”), provided that the following is subject to Section 3.4(c):

Computation Period	Cash Escrow Amount	Share Escrow Amount
Buyer 2005 Fiscal Year End	$125,000 less Cumulative Distributions from the Cash Escrow Amount.	$133,333 less Cumulative Distributions from the Share Escrow Amount.
Buyer 2006 Fiscal Year End	$250,000 less Cumulative Distributions from the Cash Escrow Amount.	$266,666 less Cumulative Distributions from the Share Escrow Amount.
Buyer 2007 Fiscal Year End	N/A	$400,000 less Cumulative Distributions from the Share Escrow Amount.
End of Contingent Payment Period	N/A	N/A

(c) Computation of Periodic Release; Disbursement. Within ninety days after the end of each Computation Period, Buyer shall deliver to Seller a Computation Statement showing the Minimum Qualified Revenues Adjustment, if any, and the amount of the Scheduled Periodic Releases to be released to Seller in accordance with Section 3.5(b) (subject to Section 3.4(c)). Seller shall have thirty days to review and accept such Computation Statement. Within ten business days after acceptance or finalization of such Computation Statement by Seller, Buyer shall instruct the Escrow Agent to disburse to Seller the amount required by Section 3.5(b) or to Buyer pursuant to Section 3.4(c).

(d) Indemnifiable Loss. In the event any Indemnifiable Loss is not paid by Seller or any Principals when due, Buyer shall be entitled to be paid the amount thereof from the Escrow Amount. If such Indemnifiable Losses are not paid when due, and such failure continues for a period of ten days after demand by Buyer to Seller, Buyer may instruct the Escrow Agent to disburse to Buyer the amount of any such unpaid Indemnifiable Losses.

(e) Cash; Shares. Unless otherwise agreed in writing by Seller and Buyer, any disbursements of the Escrow Amount under Section 3.4 or 3.5 shall be allocated on a pro rata basis between the Cash Escrow Amount and the Share Escrow Amount based on the original amounts thereof, and any shares of Buyer Common Stock shall be valued for purposes of such disbursement based on the price used for purposes of Section 3.1(b)(ii) (as equitably adjusted for stock splits and the like after the Closing Date).

(f) Excess Purchased Assets Purchase Price Adjustments and Indemnifiable Losses. In the event any Purchased Asset Purchase Price Adjustments or Indemnifiable Losses are not able to be paid from the Escrow Account due to lack of available escrowed funds, Seller and the Principals shall pay to Buyer such amounts within ten days after written demand.

3.6 Acceptance or Finalization of Computation Statements; Disagreements. The sole and exclusive manner for resolution of any disagreements or other disputes regarding the amount of any Contingent Payments due and owing, if any, and/or the amount of any Purchased Assets Purchase Price Adjustments, if any, or the inclusion or exclusion of any item affecting the computation thereof, shall be as follows, and the parties hereby waive any right to bring any claim based thereon in any court (other than to enforce the provisions of this Section 3.6 or to enforce its or their rights as a result of a determination in accordance with the following):

(a) Actual Results of Operations. The Contingent Payments due and owing, if any, to the Principals and the amount of any Purchased Assets Purchase Price Adjustments, if any, shall be computable and payable solely based on actual results of operation by Buyer and its Subsidiaries of their businesses, including the Business. Buyer and their Subsidiaries shall have sole and absolute discretion to operate their businesses in the manner they deem appropriate, and without limiting the generality of the foregoing, they will not have any duty to operate their businesses in any manner to increase any Contingent Payments otherwise payable, or to take any action to avoid a Purchased Assets Purchase Price Adjustment. Buyer makes no representations or warranties regarding the amount, if any, that may be payable in connection with the Contingent Payment, or the amount of any Purchased Assets Purchase Price Adjustment. Seller and the Principals irrevocably waive, and covenant not to assert, any claim that the Seller and/or the Principals would or may have realized greater Contingent Payments, or would have suffered less of a reduction in the Purchased Assets Purchase Price, or realized other benefits, or avoided other detriments, had Buyer or its Subsidiaries managed their businesses differently or taken, or failed to take, other actions or inactions.

(b) Unique Nature. Seller and the Principals understand and acknowledge the unique nature of the transactions contemplated by this Agreement, and that Buyer’s and its Subsidiaries’ operation of the Business as a new business unit of Buyer requires an analysis of profitability that is different from those of Buyer’s other business units. Seller’s, the Principals’ and the Independent Accountant’s review of the decisions made by Buyer and its representative, including its Chief Financial Officer, in determining any Computation Statement or any item affecting such Computation Statements shall not consider Buyer’s policies or procedures in other business units of Buyer in determining the appropriateness of those decisions. The sole purpose of the reviewer is to determine whether or not the decision of the representatives of Buyer, including its Chief Financial Officer, in determining a Computation Statement or any item affecting such Computation Statements not based upon any fact and is without any reasonable judgment.

(c) Acceptance. At any time Buyer and Seller may agree in writing upon a Computation Statement with respect to a Purchased Assets Purchase Price Adjustment, and at any time Buyer and both of the Principals may agree in writing upon a Computation Statement with respect to any Contingent Payments, and when so agreed, such Computation Statement shall be final and binding upon the parties.

(d) Notice Period; Disagreement Notice. A Computation Statement shall become final and binding upon the parties thirty days (or if less, the periods set forth above) after delivery by the party providing such Computation Statement to the party or parties to receive such Computation Statement, unless such party or parties (both of the Principals in the case of a Contingent Payment) deliver to the party providing such Computation Statement a Disagreement Notice with respect to such Computation Statement within such thirty day period (of if less, the periods set forth above). After delivery of such a Disagreement Notice, the party or parties providing such Disagreement Notice may not introduce additional disagreements with respect to any item in such Computation Statement or increase the amount of any disagreement identified in the Disagreement Notice, and any item not identified in the Disagreement Notice shall be deemed to be agreed to by the party or parties receiving such Computation Statement. If the party or parties receiving the Computation Statement timely provides a Disagreement Notice in the proscribed form, during the thirty-day period following receipt of the Disagreement Notice, Buyer and Seller or the Principals, as the case may be, will negotiate in good faith to resolve their disagreement in writing. If Buyer and Seller or the Principals, as the case may be, shall so resolve their disagreement, the Computation Statement shall become final as so agreed. Failing such resolution, the issues that remain in dispute shall be resolved as set forth below.

(e) Elevation to Senior Management. Failing resolution of such disagreements during the thirty days period contemplated by set forth in Section 3.6(d), the issues that remain in dispute shall referred to one or more members of senior management. For a period of ten days after expiration of such thirty day period, such member or members of senior management and Seller or the Principals, as the case may be, will negotiate in good faith to resolve their disagreement. Failing such resolution, either party at the end of such additional ten day period may refer the matter to the Independent Accountant for resolution as set forth below by providing written notice of such disagreement and submission to the Independent Accountant and to the other party.

(f) Independent Accountant Resolution. The resolution by the Independent Accountant shall not constitute or entail an audit. The Independent Accountant shall make its resolution based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The Independent Accountant will only consider those items and amounts set forth in the Computation Statement as to which Buyer and Seller or the Principals, as the case may be, have disagreed within the time periods and on the terms specified above. The decision of the Independent Accountant shall be limited to whether the Computation Statement and the calculation of any Contingent Payments and adjustments to the Purchased Assets Purchase Price was done in accordance with this Agreement. The Independent Accountant shall not have any authority to decide any other matter. Buyer and Seller shall make readily available to the Independent Accountant all relevant information, books and records and any work papers relating to such matters and all other items reasonably requested by the Independent Accountant. The Independent Accountant shall be instructed to submit the results of its examination within thirty calendar days. Any amounts so recalculated shall be final and binding on the parties, and the Computation Statement, and the resulting Contingent Payments, Supplemental Payments or adjustments to the Purchased Assets Purchase Price, or determination of the Accelerated Escrow Release Amount, as applicable, shall become final as adjusted to reflect such recalculated amounts. The Independent Accountant shall make a ratable allocation of its charges for such work as a part of its determination based on the proportion by which the amount in dispute was determined in favor of one party or the other.

(g) Minor Disagreements. Notwithstanding Sections 3.6(e) and 3.6(f), if following the thirty day period set forth in Section 3.6(d), the amount of the disagreement set forth in the Disagreement Notice impacts the amount due to or from Seller or the Principals by in total $2,500, the Chief Executive Officer of Seller and the Controller of Buyer shall meet and confer to resolve the disagreement. If they are unable to resolve their disagreements, the amount in disagreement (but in no event more than $2,500 in total) shall be split equally. Further, this Section 3.6(g) shall no longer apply once the total cumulative amount of all disagreements to which this Section 3.6(g) applies equals or exceeds $10,000.

(h) Failure to Deliver Computation Statement. If Buyer or Seller has not delivered a Computation Statement but Seller, the Principals or Buyer, as the case may be, in good faith and reasonably believes that Buyer or Seller, as the case may be, should have delivered a Computation Statement, Seller, the Principals or Buyer, as the case may be, may deliver a Disagreement Notice with respect to such failure. Within thirty days thereafter, Buyer or Seller, as the case may be, shall deliver a Computation Statement (which may indicate, among other things, that no amounts are due and owing). Such

Computation Statement shall be subject to the dispute resolution procedures set forth above.

3.7 Certain Tax Matters.

(a) Allocation of Purchase Price. Following Closing, Buyer shall allocate the Purchase Price among the Assets in accordance with Section 1060 of the Code and other applicable Laws, and once such allocation is made, shall provide a copy thereof to the Seller. The parties will, to the extent permitted by applicable Law, adopt and utilize the amounts allocated to each asset or class of assets, as such allocations may be adjusted pursuant to this Agreement, for purposes of all federal, state, local and other tax returns or reports, in any claim for refund, or otherwise with respect to such tax returns or reports. Each party agrees to timely file an IRS Form 8594 reflecting the allocation of the Purchase Price and the Assumed Liabilities among the Assets for the taxable year that includes the Closing and to timely file any comparable or similar forms required by applicable state, local, and foreign tax laws. In the event of any adjustments to the Purchase Price, the parties shall prepare and timely file a supplemental asset acquisition statement on IRS Form 8594 in accordance with the rules under Section 1060 of the Code and the Treasury regulations issued thereunder and shall prepare and timely file any comparable or similar form required by applicable state, local, and foreign tax laws. No party shall, after filing any IRS Form 8594 (or comparable or similar form), or any supplement thereto, revoke or amend such form without the prior written consent of the other.

(b) Contingent Payments. Any Contingent Payment shall be treated for tax purposes as the total consideration paid for the Intangible Assets under this Agreement to the extent such characterization is proper and permissible under relevant tax authorities.

(c) Adjustments. Any Purchased Assets Purchase Price Adjustments under this Article shall be treated for tax purposes as an adjustment of the total consideration paid for the Purchased Assets under this Agreement to the extent such characterization is proper and permissible under relevant tax authorities.

(d) Transfer Taxes. Seller shall pay any Transfer Taxes, if any, arising out of the sale or transfer of the Assets contemplated by this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPALS

Except as expressly set forth in the Seller Disclosure Schedule (with references to Sections of the Seller Disclosure Schedule referencing Sections of this Article 4 as applicable), Seller and the Principals, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows, with the intention that Buyer may rely upon the same, and acknowledge that the same shall survive the consummation of this transaction:

4.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller is duly qualified as a foreign limited liability company in all jurisdictions where required by applicable Law to be so qualified. All of the outstanding equity interests in the Seller are owned directly by the Principals. Complete and correct copies of Seller’s organizational documents, each as amended to date, have been made available to Buyer.

4.2 Authority. Seller has full limited liability company power and authority to own, lease and operate its property and assets constituting the Business and to conduct the Business as it is currently being conducted. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the members of Seller, and no other limited liability company, equity owner or other action is necessary for the authorization, execution, delivery and performance by Seller of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and at the Closing each of the Transaction Documents will be, duly executed and delivered by Seller and the Principals, as applicable, and this Agreement is, and at the Closing each of the Transaction Documents will be, a legal, valid and binding obligation of Seller and the Principals, as applicable, enforceable in accordance with its and their terms, subject to Enforcement Exceptions.

4.3 Consents. Except for those consents, approvals or notices set forth in Section 4.3 of the Seller Disclosure Schedule (the “Required Consents”), neither the execution, delivery or performance by Seller or the Principals of this Agreement or the other Transaction Documents or the consummation by Seller and the Principals of the transactions contemplated hereby or thereby does not and will not (a) violate or conflict with any provision of the governing documents of Seller, (b) require any consent, approval or notice under, conflict with or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (in each case, with or without the giving of notice or the lapse of time or both) of any right or obligation of, or the performance by, Seller under, or result in a loss of any benefit to which Seller is entitled or result in any penalty or adverse consequence under, any Assigned Contract or any plan, permit, authorization or approval which is a Purchased Asset, (c) result in the creation or imposition of any Lien on any of the Assets, or (d) with or without the giving of notice or the lapse of time or both, violate, result in the breach of or require any consent, approval, filing or notice under any provision of any Law or Governmental Order to which Seller, the Business or any of the Assets is subject.

4.4 Financial Information.

(a) Financial Statements. Set forth as Section 4.4(a) of the Seller Disclosure Schedule is the unaudited balance sheet (the “Interim Balance Sheet”) of Seller as of the date indicated therein (the “Interim Balance Sheet Date”) and the related unaudited profit and loss statement for the interim period therein as of the date indicated therein (collectively, the “Financial Statements”). The Financial Statements (i) are true, correct and complete in all material respects and have been prepared in accor-dance with the books and records regularly maintained by Seller as consis-tently applied and maintained through-out the periods indicated, and (ii) fairly present in all material respects the financial condition and the results of operations, changes in members' equity and cash flow of Seller as of the Interim Balance Sheet Date and for the periods indicated therein in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be adverse to the financial condition of Seller in any material respect) and the absence of notes. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

(b) Undisclosed Liabilities. Except to the extent reflected in the Financial Statements, Seller does not have any Liabilities, other than (i) accounts payable and accrued Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, (ii) Liabilities incurred in connection with the consummation of the transactions contemplated hereby, and (iii) executory obligations under Contracts which GAAP does not require to be reflected on balance sheets.

4.5 Absence of Certain Changes or Events.  Since the date of the Financial Statements, the Business has been conducted in the ordinary course consistent with past practice and: (a) Seller has not disposed of or otherwise transferred any assets other than in the ordinary course of business; (b) Seller has paid account payables and other debt, and has collected receivables, in the ordinary course of business; (c) there has been no change in the condition and repair of the Equipment such that such condition and repair are inconsistent with the uses in which such Equipment are employed in the Business, ordinary wear and tear excepted; (d) there has been no purchase commitment with respect to the Business inconsistent with past practice or in excess of the normal, ordinary and usual requirements; (e) there has been no material increase or decrease in the Business’s advertising or other expenditures; and (f) there has been no event that has had or would reasonably be expected to have a Material Adverse Effect.

4.6 Governmental Authorizations. Seller currently holds all Governmental Authorizations used primarily in and necessary for the conduct of the Business as currently conducted by Seller. Such Governmental Authorizations are valid and in full force and effect, and Seller is in compliance with Governmental Authorizations. Seller has made available to Buyer true, correct and complete copies of all of such Governmental Authorizations.

4.7 Compliance with Laws. The Business is being conducted and at all times has been conducted, in compliance with all Laws applicable thereto and to the Assets, and Seller has not received any written notice within the two years prior to date hereof to the effect that the Business is not in compliance with any applicable Law.

4.8 Litigation. There is no Proceeding by any Person or Governmental Authority, currently outstanding or pending or, to the knowledge of Seller, threatened, nor has there been since inception of Seller, in any case that relates to or involves Seller, the Assets, the Business, the Principals or the transactions contemplated hereby. There are no unsatisfied Judgments that relate to Seller, any of the Purchased Assets, the Business or the Principals.

4.9 Title and Sufficiency of Assets.

(a) Title. Seller is the true and lawful owner, and has good title to, all of the assets (tangible or intangible), including, without limitation, the Purchased Assets, purported to be owned by Seller, free and clear of all Liens. Each Principal is the true and lawful owner, and has good title to, such Principal’s Intangible Assets, free and clear of all Liens. Upon consummation of the transactions contemplated hereby, Seller will convey to Buyer good and valid title to the Purchased Assets, and the Principals will convey to Buyer good and valid title to the Intangible Assets, in each free and clear of all Liens and without Buyer being legally obligated to incur any material penalty, other fees or loss of benefits imposed solely as a result of, or arising solely from, the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents. With respect to the property and assets Seller leases, Seller is in compliance with such leases and holds a valid leasehold interest free of all Liens.

(b) Sufficiency. The Assets constitute all of the material assets used to conduct the Business. Each tangible asset included in the Purchased Assets is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

4.10 Assigned Contracts. Section 4.10 of the Seller Disclosure Schedule sets forth all material Contracts, including, without limitation, all Assigned Contracts, to which Seller is a party or by which its assets are bound. The Assigned Contracts are all of the Contracts used in and necessary for the Business to which Seller is a party or by which Seller is or has any rights or obligations. Each Assigned Contract is valid and subsisting and is in full force and effect and enforceable against Seller in accordance with its terms, subject to Enforcement Exceptions. There is no material breach or default by Seller or claim of material breach or default by Seller, or, to the knowledge of Seller, any other party thereto, under any Assigned Contract, nor has there been any alleged material breach or default or, to Seller's knowledge, any event which would (with the passage of time, notice or both) constitute a material breach or default under any Assigned Contract by Seller any other party or obligor with respect thereto. Seller has made available to Buyer true, correct and complete copies of all of the Assigned Contracts, including, without limitation, all amendments and supplements thereto.

4.11 Accounts Receivable. All accounts receivable of Seller reflected on the Interim Balance Sheet (other than those paid since such date), and all receivables reflected on the Closing Date Adjusted Balance Sheet are valid receivable and, to Seller's knowledge, are not subject to any contest, claim or setoff by such account debtor. Seller does not have any notes or accounts receivable due to Seller from any Principal or employee of Seller, or any Affiliate thereof.

4.12 Taxes. Seller has timely filed all Tax Returns that may be required by any Law to be filed by or on behalf of Seller with respect to the Purchased Assets, and all such Tax Returns are true, correct and complete in all material respects. Seller has duly paid all Taxes due and owing. No Liens for Taxes exist with respect to the Assets. All Taxes required to be withheld, collected or deposited by or with respect to any of the Assets or with respect to amounts paid to any employee of Seller have been withheld, collected or deposited by Seller and to the extent required have been timely paid to the appropriate Governmental Authority.

4.13 Environmental. Seller is in material compliance with the Environmental Requirements applicable to the Business and the Purchased Assets. Hazardous Materials have not been released, and are not otherwise present, at or about any of the facilities used by Seller in the operation of the Business.

4.14 Intellectual Property.

(a) Intellectual Property. Section 4.14 of the Seller Disclosure Schedule identifies all owned or licensed software and other Intellectual Property currently used in the Business. Seller is the registered owner of the Domain Names on the records of the applicable domain name registrar. Seller has not transferred and will not transfer any such rights to any entity other than Buyer. Seller’s account with the registrar of each of the Domain Names is up to date and paid in full. Seller owns or possesses sufficient legal rights to use all Intellectual Property currently used by Seller to operate the Business, without any conflict with, or infringement or misappropriation of, the rights of others. Seller has taken reasonable measures to protect the proprietary nature of each item of Assigned Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses in the operation of the Business, and to comply with its confidentiality obligations owed to other Persons. No other person or entity has any rights to any of the Assigned Intellectual Property owned by Seller, and, to the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Assigned Intellectual Property.

(b) Non-Infringement. Seller’s conduct of the Business prior to Closing did not, and will not when conducted in the same manner following the Closing, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. There are no pending or, to Seller’s knowledge, threatened Proceedings by any Person against Seller regarding the use of the Assigned Intellectual Property, or challenging or otherwise questioning the ownership, validity, enforceability, scope or effectiveness of the Assigned Intellectual Property, or regarding any contract relating thereto, nor has there been since inception of the Business. No Proceedings have been threatened or asserted by Seller against any person or entity regarding the use of the Assigned Intellectual Property by such person or entity.

(c) Copyrightable Materials. All of the copyrightable materials (including Acquired Software) created by or on behalf of Seller and material to, and used by Seller in, the operation of the Business have been created by employees of Seller within the scope of their employment by Seller or by independent contractors of Seller, in each case who have executed agreements expressly designating all such copyrightable materials as “work made for hire” or otherwise assigning all right, title and interest in such copyrightable materials to Seller.

4.15 Employees.

(a) Employment Agreements; Severance. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, Seller is not a party to any employment agreement or consulting agreement with any Person, nor is any such contract or agreement presently being negotiated, and Seller is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will Seller have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination of any Persons employed by Seller on or prior to the Closing Date. It is acknowledged that Seller’s obligations under any such employment agreement, severance plan or other obligation thereunder are not Assumed Liabilities even if identified in the Seller Disclosure Schedule.

(b) Compliance with Laws; Etc. To the knowledge of Seller and the Principals, Seller is in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, terms and conditions of employment. Seller is not a party to or bound by any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any employees, nor is any such contract or agreement presently being negotiated. There is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against or otherwise affecting Seller. There is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting Seller, and Seller has not experienced any such labor controversy within the past five years. No Proceeding by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree or other representative of the employees of Seller is pending or, to the knowledge of Seller, threatened against Seller. No grievance is pending or, to the knowledge of the parties, threatened. Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Seller has paid in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. Each individual who is treated by Seller as an independent contractor is properly so treated under applicable Law. No employee of Seller is in violation of any prior employee contract, proprietary information agreement, or noncompetition agreement. Seller is not aware that any key employee or key consultant, or that any group of key employees or consultants, intends to terminate their employment with Seller (other than in connection with the consummation of the transactions contemplated hereby. Seller is in compliance with its obligations pursuant to the WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. No current or former employee currently has an outstanding worker’s compensation claim.

4.16 Relations with Cisco and Customers. Seller has not received any notice that Cisco will not continue to do such business related to the Business after the Closing Date and the consummation of the transactions contemplated by this Agreement. Seller has not received notice from any customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year or six months ending August 31, 2004 to the effect that such customer has or intends to materially decrease the amount of business it does with the Business (other than in the ordinary course of Seller’s Business).

4.17 Employee Plans. Each Employee Plan of Seller has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

4.18 Brokers’ Fees. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Seller or any Principal.

4.19 Insurance. All material properties and risks of Seller in respect of the Business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business and in such amounts and types as are adequate and reasonable in view of the loss experience of the Business, the pending claims, threatened claims known to Seller and occurrences known to Seller that could lead to claims against the Business. Seller has paid all premiums due under such policies and is not in default in any material respect with respect to its obligations under any such policies.

4.20 Related Party Transactions. Except for agreements disclosed in the Seller Disclosure Schedule, there are no business relationships, agreements, understandings, or proposed transactions between Seller and any of the Principals or other employee of Seller or any family members of any of the foregoing. There are no obligations of Seller to employees of Seller other than for payment of salary for services rendered, reimbursement for reasonable expenses incurred on behalf of Seller, and for other standard employee benefits made generally available to all employees. No employee of Seller or member of his or her family has any direct or indirect ownership interest in any firm with which Seller has a business relationship, or any firm that competes with Seller.

4.21 Disclosure. Neither this Agreement, nor any other Transaction Documents or other agreements, statements, or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which Seller has not disclosed to Buyer in writing and of which Seller or any Principal is aware which could have a Material Adverse Effect on the Business or the Purchased Assets.

4.22 The Shares. Seller was not organized for the specific purpose of acquiring the Shares. Seller has sufficient knowledge and experience so as to be able to evaluate the risks and merits of acquiring the Shares and Seller is able financially to bear the risks thereof. The Shares are being acquired for Seller’s own account for the purpose of investment and not with a present view toward their public sale or distribution; provided, however, that by making the representation herein, Seller does not agree to hold any of the Purchased Securities for any minimum or other specific term, except as set forth in Article 3 of this Agreement, and after release from escrow reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Seller understands that (a) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated thereunder, (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (c) the Shares will bear a legend to such effect and (d) Buyer or its transfer agent will make a notation on its transfer books to such effect.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller and the Principals with the intention that Seller and the Principals may rely upon the same, and acknowledges that the same shall survive the consummation of this transaction.

5.1 Organization. Buyer is a corporation, duly organized, validly existing in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority, corporate and otherwise, to own its properties and conduct the business in which it is presently engaged.

5.2 Authority. Buyer has all requisite power and authority to execute, perform and carry out the provisions of this Agreement and the other Transaction Documents to which it is a party. Buyer has taken all requisite corporate action authorizing and empowering Buyer to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein.

5.3 Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Buyer, nor compliance by Buyer with the terms and provisions of this Agreement, will (a) conflict with or result in a breach of: (i) any of the terms, conditions or provisions of the governing instruments of Buyer, (ii) any judgment, order, decree or ruling to which the Buyer is a party or (iii) any injunction of any court or governmental authority to which it is subject; or (b) require the affirmative consent or approval of any third party.

5.4 Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer in accordance with the terms hereof. Buyer is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

ARTICLE 6.
CLOSING; CLOSING DELIVERIES

6.1 Closing; Closing Date

(a) In General. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for herein (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by the parties (the “Closing Date”). The Closing shall take place by delivery via facsimile transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with this Agreement, or at such other place or in such other manner as the parties hereto may agree.

(b) Targeted Closing Date. The parties anticipate as of the date hereof that Closing will occur on or after January 3, 2005 and on or before January 7, 2005. If all of Buyer’s conditions to closing set forth in Section 7.1 are satisfied (or are waived in writing by Buyer, in its sole discretion) on or before January 6, 2005 (other those conditions that, by their terms, cannot be satisfied by Seller or the Principals until Closing concurrent with the other parties’ compliance therewith, and Seller the Principals provide reasonable evidence that they are ready, able and willing to satisfy all such conditions at Closing), Seller may give written notice thereof by January 6, 2005 to Buyer, which notice shall expressly state that there may be an adjustment to the Purchase Price if the Closing does not occur by January 7, 2005. If such written notice is duly and timely given, and if the foregoing requirements regarding conditions are met, and if the Closing does not occur by January 7, 2005 (other than for reasons beyond Buyer’s reasonable control), then the Cash Purchase Price otherwise payable under Section 3.1(a) shall be increased by $100,000.

6.2 Items to Be Delivered by Seller and the Principals at Closing. On the Closing Date, Seller and the Principals shall deliver the following to Buyer:

(a) Bill of Sale and Assignment. A bill of sale and any other necessary or desirable assignment documents transferring and assigning good title to the Purchased Assets to Buyer, free and clear of all Liens of whatever nature.

(b) Resolutions. Duly adopted resolutions of Seller authorizing this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

(c) Employment Agreements. Employment agreements with each of the Principals in form and content satisfactory to Buyer or its Affiliates.

(d) Other. Such other documents, instruments, opinions of counsel and agreements as are required by this Agreement or that Buyer may reasonably request.

6.3 Items to Be Delivered by Buyer at Closing. On the Closing Date, Buyer shall deliver the following:

(a) Payment. Payments as required by Section 3.1 to be delivered at Closing.

(b) Employment Agreements. Employment agreements with each of the Principals in form and content satisfactory to each of the Principals.

(c) Other. Such other documents, instruments and agreements as are required by this Agreement or that the Seller may reasonably request.

ARTICLE 7.
CONDITIONS TO CLOSING

7.1 Buyer’s Conditions. The obligations of Buyer under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller and the Principals herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. Seller and the Principals shall have performed all of their respective obligations and complied with all of their respective covenants herein prior to or as of the Closing Date (except those obligations and covenants that can only be complied with at Closing concurrent with the other parties’ compliance therewith).

(b) Approvals; Consents. All permissions, releases, consents or approvals, governmental or otherwise, including, without limitation, the Required Consents, necessary on the part of Seller or the Principals to consummate the transactions contemplated hereunder shall have been obtained.

(c) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

(d) Deliveries. Buyer shall have received delivery of all documents, instruments and agreements referenced in Section 6.2.

7.2 Seller’s Conditions. The obligations of Seller under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer herein shall be true on the Closing Date in all material respects with the same effect as though made at such time. Buyer shall have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date (except those obligations and covenants that can only be complied with at Closing concurrent with the other parties’ compliance therewith).

(b) Approvals; Consents. All permissions, releases, consents or approvals, governmental or otherwise, necessary on the part of Buyer to consummate the transactions contemplated hereunder shall have been obtained.

(c) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

(d) Deliveries. Seller and the Principals, as applicable, shall have received delivery of all documents, instruments and agreements referenced in Section 6.3.

ARTICLE 8.
INDEMNIFICATION

8.1 Indemnification by Seller and the Principals. Seller and the Principals, jointly and severally, shall indemnify and hold the Buyer Indemnified Parties harmless at all times from and after the date of this Agreement, against and in respect of all Indemnifiable Losses which the Buyer Indemnified Parties may suffer or incur in connection with any of the following (collectively, “Indemnifiable Claims”):

(a) Excluded Liabilities. All Excluded Liabilities, including, without limitation, any claim, demand, action or proceeding asserted by a creditor or obligee of Seller or any Principal with respect thereto.

(b) Breaches. The material breach by Seller or any Principal of any of Seller’s or any Principal’s representations, warranties or covenants in this Agreement, or any of the other Transaction Documents, documents, instruments or agreements referenced herein or executed and delivered in connection with the consummation of the transactions contemplated hereby or thereby.

(c) Proceedings. Any and all claims or other Proceedings directly resulting or arising from any of the foregoing

8.2 Third Party Claims. If a claim by a third party is made against any Buyer Indemnified Party, and if the Buyer Indemnified Party intends to seek indemnity with respect thereto under this Article, such Buyer Indemnified Party shall promptly notify Seller of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Buyer Indemnified Party. The Buyer Indemnifying Party shall be entitled to settle or assume the defense of such claim, including the employment of counsel satisfactory to the Buyer Indemnified Party, unless Buyer and Seller agree that Seller or the Principals shall assume the settlement and defense of such claim. Regardless of which party is controlling the settlement or defense of any claim, (i) both the Buyer Indemnified Party and indemnifying parties shall act in good faith, (ii) the indemnifying parties shall not thereby permit to exist any Lien upon any asset of any Buyer Indemnified Party, (iii) the indemnifying parties shall permit the Buyer Indemnified Party to participate in such settlement or defense through counsel chosen by the Buyer Indemnified Party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both Seller and Buyer, which consents shall not be unreasonably withheld, and (v) the indemnifying parties shall agree promptly to reimburse the Buyer Indemnified Party for the full amount of such claim pursuant to this Article. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the Buyer Indemnified Party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

8.3 Offset. In addition to and not in lieu of Buyer’s other rights or remedies, in the event Seller and the Principals shall fail to pay to a Buyer Indemnified Party when due any amount under this Article 8, Buyer shall have the right to offset such amount against any amount then owing or thereafter becoming due by Buyer to Seller or any Principal.

8.4 Limitation on Indemnity Obligations.

(a) Basket. Notwithstanding the provisions of Section 8.1 to the contrary, and except with respect to Excluded Liabilities and the covenants and agreements set forth herein, Seller and the Principals shall have no liability or obligation to the Buyer Indemnified Parties, and no claim shall be asserted against Seller or Principals, for an Indemnifiable Loss resulting from the breach of the representations and warranties of Seller, unless and until such Indemnifiable Losses, in the aggregate, exceed $5,000 (“Basket”) and then, only for such Indemnifiable Losses in excess of the Basket.

(b) Cap. In no event shall Seller or Principals be obligated to indemnify the Buyer Indemnified Parties for any Indemnifiable Loss for a breach of a representation or warranty by Seller or any Principal in an amount to exceed the sum of the Purchased Assets Purchase Price and the Intangible Assets Purchase Price paid, provided, however, that if the amount of Indemnifiable Losses would exceed such amount, Seller may offset the excess against any Intangible Assets Purchase Price thereafter otherwise payable.

(c) Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any schedule or certificate furnished hereunder, shall survive the Closing and remain in effect for a period of two years after the Closing, provided that the representations and warranties set forth in Section 4.2, 4.9 and 4.22 shall survive indefinitely and those set forth in Sections 4.12 and 4.17 shall remain in effect until the expiration of the applicable statute of limitations.

ARTICLE 9.
ADDITIONAL AGREEMENTS AND COVENANTS

9.1 Conduct of Business. Prior to the Closing or earlier termination of this Agreement, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller and the Principals covenant and agree that:

(a) In General. Seller shall operate the Business only in the ordinary and usual course consistent with past practice in compliance with all applicable Laws and use commercially reasonable efforts to preserve its business and relationships with key employees, customers and vendors and other Persons who have significant business relationships with the Business and keep available the services of present employees, if the failure to do would reasonably be likely to have a Material Adverse Effect.

(b) Specific Matters. Without limiting the foregoing, Seller shall not in connection with the Business (i) acquire, license, sub-license, dispose of, lease, sub-lease, transfer or subject to a Lien any properties or assets, other than (1) in the ordinary course of business or (2) properties or assets which in the aggregate are not material to the Business; (ii) waive any claims or rights, except (1) claims or rights which in the aggregate are not material to the Business or (2) for cancellation and waivers of intercompany indebtedness or claims not assigned to or assumed by Buyer hereunder; (iii) (1) not grant any increase in the rate of compensation or benefits of its employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), except in the ordinary course of business and consistent with past practice, or (2) terminate, modify, amend, recognize, establish, enter into or adopt any Employee Plan with respect to employees; (iv) make any capital expenditure, other than in the ordinary course of business; (v) terminate, amend or modify the terms of or waive any rights under any Assigned Contract or enter into any material Contract to be used in and necessary for the Business, except in the ordinary course of business; (vi) fail to maintain insurance or self-insurance coverage with respect to the Business at levels consistent with presently existing levels; (vii) incur or assume any Liabilities or guarantee Liabilities, other than in the ordinary course of business and consistent with past practice; (viii) make any Tax elections that have a continuing effect upon the Business after the Closing; (ix) enter into any Contract or agreement, or engage in any other type of transaction, with any of its Affiliates other than in the ordinary course of business and consistent with past practice; (x) make any material change in inventory policies and procedures, credit policies, or advertising policies and procedures, in each case other than in the ordinary course of business; (xi) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect; (xii) revalue any of the Purchased Assets except as required by GAAP; or (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

9.2 Employee Matters. Buyer and its Affiliates shall have the right to offer employment to any or all of Seller’s employees.  The parties acknowledge and agree that Buyer and its Affiliates are under no obligation to offer employment to or enter into any employment relationship with any Employee. “Hired Employees” means those Employees who are hired by Buyer or an Affiliate of Buyer as an Employee or otherwise engaged by Buyer or an Affiliate of Buyer as a consultant, advisor, director, officer or pursuant to any other compensatory arrangement. Effective upon the Closing, all Hired Employees shall be and hereby are released from any non-competition or confidentiality obligations owed by such Hired Employees to Seller.

9.3 Noncompetition and Nonsolicitation.

(a) Noncompetition and Nonsolicitation. After the Closing, and for a period of four (4) years thereafter, Seller and the Principals shall not directly or indirectly anywhere in the United States or anywhere else in where Buyer or its Subsidiaries conducts business (the “Restricted Territory”):

(i) acquire an ownership interest in or engage in any business in the Restricted Territory that competes directly with the Restricted Business.

(ii) knowingly contact, solicit or entice, or attempt to contact, solicit or entice, any customers or suppliers of the Restricted Business as conducted by Buyer or its Affiliates so as to cause, or attempt to cause, any of such customers or suppliers not to do business, reduce their business or no longer do business at a competitive price with Buyer or its Affiliates; or

(iii) induce or attempt to persuade any employee or agent of Buyer or its Affiliates to terminate such employment, agency or business relationship with Buyer or its Affiliates.

(b) Restricted Business. “Restricted Business” means the business of the delivery of services and sale of products with respect to IP telephony and wireless systems. Restricted Business shall not be deemed to apply to the Principals' equity interest in Business Communications by Design, LLC so long a Business Communications by Design, LLC does not engage in the services offered by the Restricted Business as defined herein.

(c) Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(d) Equitable Relief. Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 9.3 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce any provision of this Section 9.3.

9.4 Change of LLC Name. If requested by Buyer after Closing, Seller and each of the Principals agree to take all action (at their expense) that is necessary to amend each Seller’s governing documents to change the limited liability company name of the Seller to a name which is not similar to “WireSpeed,” and to cause such amendment to be filed with the appropriate filing office in Ohio.

9.5 Notification of Certain Matters. Prior to Closing or earlier termination of this Agreement, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, as the case may be, of (a) any knowledge of or discovery by the notifying party of the inaccuracy of any representation or warranty by the non-notifying party contained in this Agreement or any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (and each party shall use commercially reasonable efforts to remedy such failure), and (b) the receipt of any notice or other communication from any Governmental Authority or any third party that would be reasonably expected to cause the notifying party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

9.6 Release. From and after the Closing, Seller and the Principals hereby releases the Assets from any claims or demands that Seller or any Principal may have against such Assets to the extent arising from, out of or in connection with any circumstances, acts or omissions or contracts entered into prior to the Closing.

ARTICLE 10.
TERMINATION

10.1 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as set forth below. Nothing contained in this Section shall be construed as a release or waiver by any party hereto of any of its rights against any other party arising out of any breach of this Agreement by the other party.

(a) Outside Date. By and at the option of Seller or Buyer if the Closing shall not have occurred by January 15, 2005 (the “Outside Date”); provided that the party giving such termination notice shall have not breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b) Mutual Consent. At any time, without liability of any party to the others, upon the mutual written consent of Seller and Buyer.

(c) Conditions. By Buyer or Seller, if any condition set forth in Article 7 applicable to such party shall become incapable of being satisfied by the Outside Date and is not waived; provided, that such termination right shall not be available to such party if it (or in the case of Seller, Seller or any of the Principals) has not used its commercially reasonable efforts to cause such condition to be satisfied.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereunder (except under Sections 4.18 (Brokers’ Fees), and 10.2 (Effect of Termination) and Article 11 (Miscellaneous)) and all representations and warranties shall terminate without any Liability of any party to any other party, and all expenses incurred by any party hereto shall be for its own account, except that nothing herein shall relieve any party from any Liability with respect to breaches on or prior to such date of termination by any party of covenants or agreements contained herein. Except as specifically provided otherwise in this Agreement the provisions of this Agreement shall survive the Closing.

ARTICLE 11.
GENERAL

11.1 Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties to this Agreement at such time as all parties have executed a counterpart of this Agreement.

11.2 Further Assurances. At any time after the Closing, Buyer, Seller and the Principals shall promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances and documents and instruments of transfer reasonably requested by Buyer, on the one hand, and Seller and the Principals, on the other, and necessary for such party to comply with its representations, warranties, and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by Buyer, on the one hand, and Seller and the Principals, on the other, for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Buyer, or reducing to Buyer’s possession, any or all of the Assets. Each of Seller and Buyer further agree to promptly satisfy when due each Liability that, pursuant to the terms hereof, it is obligated to satisfy. If requested by Buyer, Seller and the Principals further agree to prosecute or otherwise enforce in their own respective names for the benefit of Buyer, any claim, right or benefit transferred by this Agreement that may require prosecution or enforcement in such Seller’s or Principal’s name.

11.3 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to Buyer, to:

Analysts International Corporation
3601 West 76th Street
Edina, MN 55435-3050
Attn: Chief Financial Officer
and
Attn: General Counsel

with a separate copy addressed to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Thomas King, Daniel Yarano or Simon Root

If to Seller or any Principal:

WireSpeed Networks, LLC
161 Northland Boulevard, Suite C
Cincinnati, Ohio 45246

with a separate copy addressed to:

Jeffrey L. Stainton, Esq.
Graydon Head & Ritchey, LLP
511 Walnut Street, Suite 1900
Cincinnati, OH 45213

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or on the date shown on the return receipt (if delivered by mail).

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns.

11.5 Expenses. Each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants, financial consultants, brokers or finders. All such expenses incurred by Seller or the Principals shall be solely the Seller’s and the Principal’s responsibility.

11.6 Headings and Construction. The descriptive headings of the several Articles and Sections of this Agreement and of the several Exhibits and Schedules to this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement shall not be construed against either party since each party has negotiated its provisions and contributed to its drafting.

11.7 Entire Agreement; Modification and Waiver. This Agreement, together with the Annexes, Schedules and Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all Seller and Buyer (in the case of amendments or modifications) or by Seller, in the case of Seller or any Principal, or Buyer, if it or they are to be charged thereby (in the case of waivers). It is specifically acknowledged and agreed that the separate consent or waiver by any Principal is not required. Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

11.8 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.9 Public Disclosure. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law and stock exchanges, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto (which approval shall not be unreasonably withheld). The foregoing shall not restrict a party’s communications with its employees or customers. If in the judgment of a party’s legal counsel such a news release or public announcement is required by law, the party intending to make such release or announcement shall provide prior notice to the other parties of the contents of such release or announcement and shall consult with the other parties with respect thereto.

11.10 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation, matters of validity, construction, effect, performance and remedies. Each party consents the exclusive jurisdiction and venue of the courts located in Minnesota. EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AGREEMENT.

11.11 Successors and Assigns. The rights or obligations of Seller and Principals may not be assigned without the prior written consent of Buyer. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.

11.12 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each of the parties hereto has caused this Asset Purchase Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

ANALYSTS INTERNATIONAL CORP.

By
Its

WIRESPEED NETWORKS LLC

By
Its

Mark Handermann

Greg Paulson

SCHEDULE A

Purchased Assets

The Purchased Asset include all of the Seller’s assets other than the Excluded Assets, without limitation:

1. Receivables. All accounts receivable, notes receivable and other rights to receive money (“Receivables”), including, without limitation, the Receivables identified on Schedule A-1, all security related thereto, deposits, prepaid charges, sums and fees, offset credit balances, refunds and causes of action, and any claim, remedy or other right related to any of the foregoing.

2. Assigned Contracts. All of Seller’s rights, powers and/or remedies under the Contracts identified on Schedule A-2.

3. Inventory. All of Seller’s inventory and supplies.

4. Equipment. All of Seller’s equipment, computers and other tangible personal property, including without limitation those items reflected on the Interim Balance Sheet.

5. Prepaids; Deposits. All prepaid assets and deposits.

6. Software. All software owned by Seller, all data and databases owned by Seller and associated with such software, and all related documentation owned by Seller and reasonably necessary for the use of such software, including without limitation the proprietary and custom-developed software (whether developed by Seller or any third party) owned by Seller and used by Seller on the date hereof to operate the Business.

7. Assigned Intellectual Property. All Intellectual Property owned by Seller and used by Seller in the operation of the Business and the goodwill associated therewith (the “Assigned Intellectual Property”), including without limitation the name “WireSpeed Networks” and the other Intellectual Property set forth on Schedule A-7.

8. Domain Names. All of Seller’s rights in all domain names used by Seller in the operation of the Business, and the goodwill associated therewith (collectively, the “Domain Names”), including without limitation the Domain Names set forth on Schedule A-8.

9. Telephone Numbers. All of Seller’s rights in all telephone numbers used by Seller in the operation of the Business.

10. Governmental Authorizations. The Governmental Authorizations set forth on Schedule A-10.

11. Business Records. All books and records pertaining to or used in the Business.

12. Claims. All rights, claims and causes of action arising out or relating to the Purchased Assets.

13. Insurance. All rights of every nature (including proceeds) of Seller under or arising out of insurance policies covering the Business.

SCHEDULE B

Excluded Assets

The Excluded Asset include only the following assets:

1. Cash. All of Seller’s cash and cash equivalents and investments, and all bank accounts and brokerage accounts.

2. Excluded Contracts. All Contracts other than the Assumed Contracts (the “Excluded Contracts”), including, without limitation, those set forth on Schedule B-2

3. Automobiles. All of Seller’s automobiles.

4. Minute Book. Seller’s limited liability company minute book.

SCHEDULE C

Assumed Liabilities

The Assumed Liabilities shall include only the following Liabilities:

1. Accounts Payable. All accounts payable of Seller reflected on the Interim Balance Sheet or incurred in the ordinary course of business since the date of the Interim Balance Sheet, less amounts paid with respect thereto since the date thereof.

2. Assumed Contracts. All executory Contract obligations of Seller under the Assigned Contracts arising from and after the Closing, excluding any Liabilities resulting from a breach by Seller thereunder or as a result of consummation of the transactions contemplated hereby to the extent that they constitute a breach thereof.

ANNEX A

Certain Defined Terms

“Affiliate” of any entity means any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control means owning more than fifty percent (50%) of the total voting power of the entity.

“Agreement” means this Asset Purchase Agreement, including all Annexes, Schedules and Exhibits hereto.

“Average Market Price” as of the Closing Date means the average of the Closing Market Price of Buyer Common Stock for the five consecutive trading days preceding the Closing Date appropriately adjusted for any stock splits or stock dividends during such period. The “Closing Market Price” shall be equal to the closing sale price of Buyer Common Stock for each such trading day as reported by the NASDAQ National Market, as reported in the Wall Street Journal.

“Buyer Indemnified Parties” means Buyer, its Affiliates and their officers, directors, employees, Principals and agents.

“Contract” means any contract or binding arrangements, including, without limitation, any sales order, purchase order, purchase commitment, license, advertising or promotional agreement, lease, sublease, shipping agreement, employment agreement, collective bargaining agreement, license, sublicense, option (other than employee stock option), agreement, commitment and any other contract or binding arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Employee Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all health care, life insurance, death benefit, deferred compensation, pension, retirement, stock option, phantom stock, stock purchase, restricted stock, bonus, incentive, severance, change of control, early retirement, employment, executive compensation, vacation, fringe benefit, collective bargaining, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written.

“Enforcement Exceptions” means applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles

“Environmental Requirements” shall mean all Laws concerning pollution, human exposure to Hazardous Materials or protection of the environment or natural resources, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, in each case as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory authority or organization, or any entity, authority or body exercising governmental, judicial, legislative, executive, regulatory or administrative functions of any such authority or organization.

“Governmental Authorization” means any consent, license, registration, authorization, franchise, approval, waiver, agreement, qualification, certificate, exemption, order, registration, declaration, filing, notice or permit made, issued, granted, given or otherwise made available to, by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Order” shall mean an order, writ, judgment, injunction, decree, stipulation, decision, determination, award, ruling or other official action of a Governmental Authority.

“Hazardous Material” means any substance, material or waste that is regulated by or could form the basis of liability under any Environmental Requirements, including, without limitation, any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Requirements, (b)  polychlorinated biphenyls (PCB’s) ,(c) asbestos, or (d) any radioactive substance.

“Indemnifiable Losses” means any and all losses, damages, awards, assessments, judgments, fines, Liabilities, charges, deficiencies, interest, fines, settlements, penalties, costs and expenses (including, without limitation, costs of collection, attorneys’ fees and other costs of defense and expenses of investigation).

“Intellectual Property” means any and all U.S. and foreign intellectual property rights, including without limitation, (a) all unexpired patents and patent applications and all rights therein, and any continuations, divisionals, extensions, reissues, reexaminations or substitutions thereof, any subsequent filings in any country claiming priority therefrom and any and all discoveries or inventions whether or not embodied within the foregoing, and any right (whether by license or otherwise) to use or exploit any of the foregoing; (b) (A) all registered and unregistered unexpired domestic and foreign trademarks, trademark registrations, trademark applications, trade names, domain names, certification marks and service marks; and (B) all state trademark registrations and applications therefore, including, without limitation, any renewal of any such registrations or applications and all common law rights in such trademarks, and any right (whether by license or otherwise) to use or exploit any of the foregoing, in each case

Annex A-2

including, without limitations, any goodwill associated therewith; all original works of authorship, including, but not limited to, all copyrights and registrations or applications for registration of copyrights in any jurisdiction, including without limitation, any renewals or extensions thereof, advertising materials, publications, technical papers and computer software, and any right (whether by license or otherwise) to use or exploit any of the foregoing; and (d) all data and information that is maintained in confidence, including know-how, customer and vendor lists, computer programs.

“IRS” means the Internal Revenue Service of the United States.

“Judgments” means any judgments or outstanding orders, injunctions, decrees, stipulations, determinations or awards (whether rendered by a Governmental Authority, court or administrative agency or by arbitration).

“Laws” means any foreign, federal, national, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law of any Governmental Authority.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Liens” means claims, license, liens, mortgages, title defects, pledges, charges, easements, encumbrances, security interests, restrictions, options or other legal or equitable encumbrances.

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate with related changes, circumstances, events or effects, is, or is reasonably likely to be, materially adverse to (a) the business, assets, liabilities, results or financial condition of the Business taken as a whole, excluding effects to the extent related to or resulting from (a) events affecting the economy generally which do not disproportionately affect the Business, (b) general changes in conditions in the industries in which Seller or its customers or suppliers conduct business which do not disproportionately affect the Business, or (c) changes in general economic or political conditions or resulting from or arising out of developments in credit, financial, securities markets, including, without limitation, caused by acts of terrorism or war (whether or not declared), which do not disproportionately affect the Business.

“Person” means any individual, partnership, firm, corporation, business trust, joint stock company, limited liability company, association, unincorporated association, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Proceeding” means any, civil, criminal or administrative claim, action, suit, proceeding, litigation, investigation, audit or arbitration

Annex A-3

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means any corporation, partnership, joint venture or other legal entity of which Buyer, Seller or any other Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Taxes” means all taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; the foregoing shall include, but not be limited to, any liability arising as a result of being (or ceasing to be) or having been a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Transaction Documents” means this Agreement, the Employment Agreements of the Principals and any other agreement, document or instrument delivered in connection with the consummation of the transactions contemplated hereby.

“Transfer Taxes” means all sales taxes, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Assets hereunder.

“WARN” means Worker Adjustment and Retraining Notification Act of 1988.

Annex A-4